Exhibit 99.1

McGrath RentCorp Announces Results for First Quarter 2011

EPS increases 39% to $0.39 for the Quarter

Rental revenues increase 20%

LIVERMORE, Calif.--(BUSINESS WIRE)--May 5, 2011--McGrath RentCorp (NASDAQ: MGRC) (the “Company”), a diversified business to business rental company, today announced revenues for the quarter ended March 31, 2011, of $73.0 million, an increase of 18%, compared to $61.7 million in the first quarter of 2010. The Company reported net income of $9.6 million, or $0.39 per diluted share for the first quarter of 2011, compared to net income of $6.6 million, or $0.28 per diluted share, in the first quarter of 2010.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

“Our Company-wide 20% increase in rental revenues for the quarter from a year ago reflects very favorable business activity and rental revenue increases in both our electronics and tank rental businesses. These very positive results were partly offset by our modular business rental revenues declining by 4% for the same comparative period.

For our electronics division, rental revenues for the quarter increased by $3.6 million or 19% to $22.1 million from a year ago. Income from operations nearly doubled to $6.5 million. In addition to higher rental revenues, our electronics business also benefited from higher gross profit on equipment sales and lower depreciation, laboratory and SG&A costs as a percentage of rental revenues from a year ago.

Our tank rental business more than doubled rental revenues to $12.2 million for the quarter from $6.0 million a year ago. The strong increase in rental revenues was directly related to higher business activity levels, supported by new branch locations, a larger sales force and an expansion of Adler’s rental equipment inventory. Income from operations was up over three and one-half times from a year ago to $6.0 million as the business continued to more fully leverage prior quarter new employee and other infrastructure investments.

Our modular division rental revenues for the first quarter decreased by $0.8 million, or 4%, to $19.8 million from a year ago. Rental revenues grew by 4% quarter over quarter in our markets outside of California; however, they declined by 8% within the state. California continues to be plagued by fiscal and unemployment rate challenges. Income from operations declined by $1.9 million, or 26%, to $5.6 million. The higher percentage reduction in income from operations is primarily due to higher SG&A expenses associated with the continued expansion of our portable storage rental initiative, and higher inventory center costs outside of California for the preparation of equipment for rental. Modular utilization was down approximately one-half percentage point to 66.8% from the fourth quarter of 2010.

Modular booking levels for the first four months of 2011 are up favorably over a year ago, and from levels experienced in the later part of 2010. This increase is being driven by higher business activity levels outside of the California market. A great deal of uncertainty remains in the California modular market due to its continuing large budget deficit and high unemployment rate.

Our portable storage, environmental test equipment and Mid-Atlantic modular initiatives all continued to make good progress in their market penetration efforts and booking levels during the quarter.

We’ve recently completed a new issuance of senior notes that secured access to an additional $100 million of capital today, and up to an additional $100 million under a new shelf agreement. The notes have attractive terms, including a five-year average life, final maturity in April 2018 and an interest rate of slightly over 4%. By converting a portion of our current variable interest rate debt to fixed interest rate debt the Company's average interest rate in 2011 will likely increase while also providing greater interest rate certainty for 2011 and future years.

In support of favorable business activity levels during the first quarter of 2011 and a more promising outlook for the remainder of the year, we had a net addition of approximately $20 million in rental assets during quarter. This rental equipment is primarily for the growth of Adler Tank Rentals, and for our test equipment and portable storage businesses.”

All comparisons presented below are for the quarter ended March 31, 2011 to the quarter ended March 31, 2010 unless otherwise indicated.

MOBILE MODULAR

For the first quarter of 2011, the Company’s Mobile Modular division reported a 26% decrease in income from operations to $5.6 million. Rental revenues decreased 4% to $19.8 million and other direct costs increased 6% to $5.4 million, which resulted in a decrease in gross profit on rental revenues of 9% to $11.0 million. Sales revenues more than doubled to $3.9 million with gross profit on sales revenues increasing 53% to $1.0 million, primarily due to higher margins on new equipment sales revenues in the first quarter of 2011. Selling and administrative expenses increased 17% to $7.8 million as a result of increased investment in our Portable Storage growth initiative and increased salary and benefit costs.

TRS-RENTELCO

For the first quarter of 2011, the Company’s TRS-RenTelco division reported a 98% increase in income from operations to $6.5 million. Rental revenues increased 19% to $22.1 million. The increase in rental revenues, partly offset by a 2% increase in depreciation to $9.4 million and a 4% increase in other direct costs to $3.0 million, resulted in an increase in gross profit on rental revenues of 52% to $9.7 million. Sales revenues increased 21% to $5.9 million with gross profit on sales increasing 51% to $2.6 million, primarily due to higher gross margins on used equipment sales revenues in the first quarter of 2011. Selling and administrative expenses increased 17% to $6.3 million due to increased salary and benefit costs.

ADLER TANKS

For the first quarter of 2011, the Company’s Adler Tanks division more than tripled its income from operations to $6.0 million. Rental revenues more than doubled to $12.2 million, which resulted in an increase in gross profit on rental revenues of 135% to $9.3 million. Rental related services revenues increased 40% to $2.3 million, with gross profit on rental related services revenues flat at $0.3 million. Selling and administrative expenses increased 35% to $3.6 million, primarily due to increased salary and benefit costs.

OTHER HIGHLIGHTS

  Debt increased $0.1 million during the quarter to $265.8 million, with the Company’s funded debt (notes payable) to equity ratio decreasing from 0.90 to 1 at December 31, 2010 to 0.88 to 1 at March 31, 2011. As of March 31, 2011, the Company had capacity to borrow an additional $101.2 million under its lines of credit.
  New senior notes issued April 21, 2011. The Company entered into an agreement for the issuance of $100 million of 4.03% unsecured senior notes. The debt has a five-year average life with a final maturity in April 2018. Proceeds from the offering were used to repay outstanding borrowings under the Company’s revolving credit facilities.
  Dividend rate increased 2% to $0.23 per share for the first quarter 2011 compared to the first quarter 2010. On an annualized basis, this dividend represents a 3.4% yield on the May 4, 2011 close price of $26.88.
  Adjusted EBITDA increased 20% to $34.5 million for the first quarter of 2011. At March 31, 2011, the Company’s ratio of funded debt to the last twelve months actual Adjusted EBITDA was 1.93 to 1 compared to 2.01 to 1 at December 31, 2010. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and other non-cash stock-based compensation. A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company’s latest Forms 10-K and 10-Q and other SEC filings. You can visit the Company’s web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K and 10-Q and other SEC filings.

FINANCIAL GUIDANCE

Given our solid first quarter results and encouraging signs for further growth in rental and sales revenues in 2011, the Company’s bias is to increase its earnings guidance range. However, given the current significant California budget deficit and the lack of an imminent resolution to balance the budget, and in turn, the risks and potential negative impact to our modular business in California, the Company has elected at this time to leave its 2011 full-year guidance range unchanged at $1.52-$1.62 per diluted share. The Company will continue to revisit its annual guidance range for 2011 in the quarters ahead.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company. Under the trade name Mobile Modular Management Corporation (Mobile Modular), it rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs in California, Texas, Florida, North Carolina, Georgia, Maryland, Virginia and Washington, D.C. The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas. In 2008, the Company purchased the assets of Adler Tank Rentals, a New Jersey based supplier of rental containment solutions for hazardous and nonhazardous liquids and solids with operations today in the Northeast, Mid-Atlantic, Midwest, Southeast, Southwest and West. Also, in 2008, under the trade name TRS-Environmental, the Company entered the environmental test equipment rental business serving the Americas. In 2008, the Company also entered the portable storage container rental business in Northern California under the trade name Mobile Modular Portable Storage, and in 2009 expanded this business into Southern California, Texas and Florida. For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com
Tanks and Boxes – www.AdlerTankRentals.com
Modular Buildings – www.MobileModularRents.com
Portable Storage – www.MobileModularRents-PortableStorage.com
Electronic Test Equipment – www.TRS-RenTelco.com
Environmental Test Equipment – www.TRS-Environmental.com
School Facilities Manufacturing – www.Enviroplex.com

CONFERENCE CALL NOTE

As previously announced in its press release of April 13, 2011, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on May 5, 2011 to discuss the first quarter 2011 results. To participate in the teleconference, dial 1-877-941-4775 (in the U.S.), or 1-480-629-9761 (outside the US), or visit the investor relations section of the Company’s website at www.mgrc.com. Telephone replay of the call will be available for 7 days following the call by dialing 1-800-406-7325 (in the U.S.), or 1-303-590-3030 (outside the U.S.). The pass code for the call replay is 4431778.

FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, regarding McGrath RentCorp’s business strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives are forward looking statements. These forward-looking statements appear in a number of places and can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “future,” “intend,” “hopes,” “goals” or “certain” or the negative of these terms or other variations or comparable terminology. In particular, the statements made in this press release about the following topics are forward looking statements: uncertainty in the California modular market, the growth potential of Adler Tank Rentals and the statements under the heading “Financial Guidance.”

Management cautions that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements including, without limitation, the following: the continuation of the current recession and financial, budget and credit crises, particularly in California, including the impact on funding for school facility projects and residential and commercial construction sectors, our customers’ need and ability to rent our products, and the Company’s ability to access additional capital in the current uncertain capital and credit market; changes in state funding for education and the timing and impact of federal stimulus monies; the effectiveness of management’s strategies and decisions, general economic, stock market and business conditions, including in the states and countries where we sell or rent our products; continuing demand for our products; hiring, retention and motivation of key personnel; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; the cost of and our ability to successfully implement information system upgrades; our ability to finance expansion and to locate and consummate acquisitions and to successfully integrate and operate Adler Tanks and other acquisitions; fluctuations in interest rates and the Company’s ability to manage credit risk; our ability to effectively manage our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; fluctuations in the Company’s effective tax rate; changes in financial accounting standards; our failure to comply with internal control requirements; catastrophic loss to our facilities; effect on the Company’s Adler Tanks business from reductions to the price of oil or gas; new or modified statutory or regulatory requirements; success of the Company’s strategic growth initiatives; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally, including unfavorable exchange rates for the U.S. dollar against our Canadian dollar denominated revenues.

Our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above, those discussed in Part II—Item 1A “Risk Factors” and elsewhere in our Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 5, 2011 and in our Form 10-K for the year ended December 31, 2010 filed with the SEC on February 25, 2011, and those that may be identified from time to time in our reports and registration statements filed with the SEC. Forward-looking statements are made only as of the date of this press release and are based on management’s reasonable assumptions; however, these assumptions can be wrong or affected by known or unknown risks and uncertainties. Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance. Except as otherwise required by law, we do not undertake any duty to update any of the forward-looking statements after the date of this press release to conform such statements to actual results or to changes in our expectations.

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended March 31,
(in thousands, except per share amounts)	2011	2010
REVENUES
Rental	$54,026	$45,133
Rental Related Services	8,492	7,116
Rental Operations	62,518	52,249
Sales	9,934	8,937
Other	521	544
Total Revenues	72,973	61,730

COSTS AND EXPENSES
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	14,595	13,770
Rental Related Services	6,741	5,326
Other	9,540	8,972
Total Direct Costs of Rental Operations	30,876	28,068
Costs of Sales	6,245	5,880
Total Costs of Revenue	37,121	33,948
Gross Profit	35,852	27,782
Selling and Administrative Expenses	18,558	15,411
Income from Operations	17,294	12,371
Interest Expense	1,482	1,509
Income Before Provision for Income Taxes	15,812	10,862
Provision for Income Taxes	6,198	4,214
Net Income	$9,614	$6,648

Earnings Per Share:
Basic	$0.40	$0.28
Diluted	$0.39	$0.28

Shares Used in Per Share Calculation:
Basic	24,258	23,826
Diluted	24,660	24,075

Cash Dividends Declared Per Share	$0.230	$0.225

MCGRATH RENTCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	December 31,
(in thousands)	2011	2010

ASSETS
Cash	$2,250	$990
Accounts Receivable, net of allowance for doubtful accounts of $1,700 in 2011 and 2010	74,923	76,488
Income Taxes Receivable	—	6,131

Rental Equipment, at cost:
Relocatable Modular Buildings	518,652	514,548
Electronic Test Equipment	253,230	250,125
Liquid and Solid Containment Tanks and Boxes	145,705	133,095
	917,587	897,768
Less Accumulated Depreciation	(309,472)	(306,188)
Rental Equipment, net	608,115	591,580

Property, Plant and Equipment, net	89,462	83,861
Prepaid Expenses and Other Assets	16,887	13,944
Intangible Assets, net	12,695	12,868
Goodwill	27,700	27,700
Total Assets	$832,032	$813,562

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes Payable	$265,771	$265,640
Accounts Payable and Accrued Liabilities	52,689	49,612
Deferred Income	28,311	23,790
Deferred Income Taxes, net	184,285	179,543
Total Liabilities	531,056	518,585

Shareholders’ Equity:
Common Stock, no par value -
Authorized -- 40,000 shares
Issued and Outstanding -- 24,301 shares in 2011 and 24,235 shares in 2010	65,634	63,623
Retained Earnings	235,342	231,354
Total Shareholders’ Equity	300,976	294,977
Total Liabilities and Shareholders’ Equity	$832,032	$813,562

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$9,614	$6,648
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	16,174	15,256
Provision for Doubtful Accounts	406	275
Non-Cash Stock-Based Compensation	1,024	1,019
Gain on Sale of Used Rental Equipment	(3,055)	(2,168)
Change In:
Accounts Receivable	1,159	7,281
Income Taxes Receivable	6,131	—
Prepaid Expenses and Other Assets	(2,943)	1,876
Accounts Payable and Accrued Liabilities	(2,373)	1,058
Deferred Income	4,521	(5,379)
Deferred Income Taxes	4,742	2,705
Net Cash Provided by Operating Activities	35,400	28,571

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Rental Equipment	(29,946)	(25,063)
Purchase of Property, Plant and Equipment	(6,972)	(1,199)
Proceeds from Sale of Used Rental Equipment	7,114	5,231
Net Cash Used in Investing Activities	(29,804)	(21,031)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings (Repayments) Under Bank Lines of Credit	131	(5,287)
Proceeds from the Exercise of Stock Options	802	1,846
Excess Tax Benefit from Exercise and Disqualifying Disposition of Stock Options	185	326
Payment of Dividends	(5,454)	(5,235)
Net Cash Used in Financing Activities	(4,336)	(8,350)

Net Increase (Decrease) in Cash	1,260	(810)
Cash Balance, beginning of period	990	1,187
Cash Balance, end of period	$2,250	$377

Interest Paid, during the period	$1,335	$1,219
Net Income Taxes Paid (Refunds Received), during the period	$(5,067)	$1,161
Dividends Declared, not yet paid	$5,590	$5,396
Rental Equipment Acquisitions, not yet paid	$10,631	$9,740

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three Months Ended March 31, 2011
	Mobile	TRS-	Adler
(dollar amounts in thousands)	Modular	RenTelco	Tanks	Enviroplex	Consolidated
Revenues
Rental	$19,775	$22,058	$12,193	$—	$54,026
Rental Related Services	5,540	617	2,335	—	8,492
Rental Operations	25,315	22,675	14,528	—	62,518
Sales	3,873	5,913	103	45	9,934
Other	98	394	29	—	521
Total Revenues	29,286	28,982	14,660	45	72,973

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,419	9,391	1,785	—	14,595
Rental Related Services	4,216	501	2,024	—	6,741
Other	5,403	2,999	1,138	—	9,540
Total Direct Costs of Rental Operations	13,038	12,891	4,947	—	30,876
Costs of Sales	2,895	3,277	75	(2)	6,245
Total Costs of Revenues	15,933	16,168	5,022	(2)	37,121

Gross Profit
Rental	10,953	9,668	9,270	—	29,891
Rental Related Services	1,324	116	311	—	1,751
Rental Operations	12,277	9,784	9,581	—	31,642
Sales	978	2,636	28	47	3,689
Other	98	394	29	—	521
Total Gross Profit	13,353	12,814	9,638	47	35,852
Selling and Administrative Expenses	7,757	6,334	3,604	863	18,558
Income (Loss) from Operations	$5,596	$6,480	$6,034	$(816)	17,294
Interest Expense					1,482
Provision for Income taxes					6,198
Net Income					$9,614

Other Information
Average Rental Equipment [1]	$497,104	$251,477	$133,862
Average Monthly Total Yield [2]	1.33%	2.92%	3.04%
Average Utilization [3]	66.8%	65.2%	86.0%
Average Monthly Rental Rate [4]	1.98%	4.48%	3.53%

1	Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2	Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3	Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4	Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three Months Ended March 31, 2010
	Mobile	TRS-	Adler
(dollar amounts in thousands)	Modular	RenTelco	Tanks	Enviroplex	Consolidated
Revenues
Rental	$20,588	$18,507	$6,038	$—	$45,133
Rental Related Services	4,926	521	1,669	—	7,116
Rental Operations	25,514	19,028	7,707	—	52,249
Sales	1,887	4,883	19	2,148	8,937
Other	98	434	12	—	544
Total Revenues	27,499	24,345	7,738	2,148	61,730

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,428	9,247	1,095	—	13,770
Rental Related Services	3,568	397	1,361	—	5,326
Other	5,086	2,887	999	—	8,972
Total Direct Costs of Rental Operations	12,082	12,531	3,455	—	28,068
Costs of Sales	1,248	3,139	21	1,472	5,880
Total Costs of Revenues	13,330	15,670	3,476	1,472	33,948

Gross Profit (Loss)
Rental	12,074	6,373	3,944	—	22,391
Rental Related Services	1,358	124	308	—	1,790
Rental Operations	13,432	6,497	4,252	—	24,181
Sales	639	1,744	(2)	676	3,057
Other	98	434	12	—	544
Total Gross Profit	14,169	8,675	4,262	676	27,782
Selling and Administrative Expenses	6,650	5,396	2,674	691	15,411
Income (Loss) from Operations	$7,519	$3,279	$1,588	$(15)	12,371
Interest Expense					1,509
Provision for Income taxes					4,214
Net Income					$6,648

Other Information
Average Rental Equipment [1]	$486,543	$239,371	$79,746
Average Monthly Total Yield [2]	1.41%	2.58%	2.52%
Average Utilization [3]	68.0%	64.6%	67.9%
Average Monthly Rental Rate [4]	2.07%	3.99%	3.71%

1	Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2	Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3	Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4	Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company’s financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), the Company presents Adjusted EBITDA which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation.

The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company’s liquidity and financial condition and because management, as well as the Company’s lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company’s period-to-period operating performance, compliance with financial covenants in the Company’s revolving lines of credit and senior notes and evaluate the Company’s ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges, including stock-based compensation, is useful in measuring the Company’s cash available to operations and the performance of the Company. Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company’s performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles in the United States or as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non−GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include stock-based compensation charges. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow. In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company’s performance. Because Adjusted EBITDA is a non-GAAP financial measure as defined by the Securities and Exchange Commission, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States.

Reconciliation of Net Income to Adjusted EBITDA
(dollar amounts in thousands)	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Net Income	$9,614	$6,648	$39,446	$32,102
Provision for Income Taxes	6,198	4,214	24,555	19,810
Interest	1,482	1,509	6,159	6,731
Income from Operations	17,294	12,371	70,160	58,643
Depreciation and Amortization	16,174	15,256	63,494	62,175
Non-Cash Stock-Based Compensation	1,024	1,019	4,231	3,647
Adjusted EBITDA [1]	$34,492	$28,646	$137,885	$124,465

Adjusted EBITDA Margin [2]	47%	46%	46%	46%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities
(dollar amounts in thousands)	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Adjusted EBITDA [1]	$34,492	$28,646	$137,885	$124,465
Interest Paid	(1,335)	(1,219)	(6,421)	(6,924)
Net Income Taxes Paid	(1,064)	(1,161)	(9,366)	2,627
Gain on Sale of Rental Equipment	(3,055)	(2,168)	(12,615)	(11,362)
Change in certain assets and liabilities:
Accounts Receivable, net	1,565	7,556	(11,882)	10,313
Income Taxes Receivable	6,131	—	6,251	—
Prepaid Expenses and Other Assets	(2,943)	1,876	(4,562)	3,840
Accounts Payable and Other Liabilities	(2,912)	420	(846)	(746)
Deferred Income	4,521	(5,379)	8,945	(2,845)
Net Cash Provided by Operating Activities	$35,400	$28,571	$107,389	$119,368

1	Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation.
2	Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.

CONTACT:
McGrath RentCorp
Keith E. Pratt, 925-606-9200
Chief Financial Officer